SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-19632
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                         Legal Access Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

                          950 E. Paces Ferry Rd. #3250
                                Atlanta, GA 30326
                                  404-368-8500
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $0.001 par value per share
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            (Title of each class of securities covered by this Form)

                                      none
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 147 shareholders of record as of August 28, 2006
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Legal
Access Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 29, 2006

BY:  /s/  HERBERT C. LEEMING
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          HERBERT C. LEEMING
          President and Chief Executive Officer